SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  August 17, 2010

LAS VEGAS SANDS CORP.
(Exact name of registrant as specified in its charter)

NEVADA (State or other jurisdiction of incorporation)	001-32373 (Commission File Number)	27-0099920 (IRS Employer Identification No.)

3355 LAS VEGAS BOULEVARD SOUTH LAS VEGAS, NEVADA (Address of principal executive offices)	89109 (Zip Code)

Registrant’s telephone number, including area code:  (702) 414-1000

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written Communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On August 17, 2010, Las Vegas Sands, LLC (“LVS” or the “Borrower”), a direct, wholly-owned subsidiary of Las Vegas Sands Corp. (“LVSC”) and certain of LVSC's other domestic subsidiaries (the “Guarantors”) entered into an Amendment and Restatement Agreement (the “Amendment Agreement”) with the Lenders party thereto, The Bank of Nova Scotia, as Administrative Agent and Collateral Agent, and Credit Suisse Securities (USA) LLC and Barclays Capital Inc., as Joint Lead Arrangers.  Through the form of the Amended and Restated Credit and Guaranty Agreement attached thereto, the Amendment Agreement amends and restates the Credit and Guaranty Agreement, dated as of May 23, 2007 (as amended on April 15, 2009, the “Existing Credit Agreement”), among LVS, as Borrower, certain affiliates of the Borrower as Guarantors, various Lenders, Goldman Sachs Credit Partners L.P., Lehman Brothers Inc. and Citigroup Global Markets Inc., as joint lead arrangers, joint bookrunners and co-syndication agents, The Bank of Nova Scotia, as administrative agent and collateral agent, and JPMorgan Chase Bank, N.A., as documentation agent (the Existing Credit Agreement, as so amended and restated, the “Restated Credit Agreement”).  Capitalized terms used herein and not defined herein are defined in the Restated Credit Agreement.

Pursuant to the Amendment Agreement, (i) certain revolving lenders elected to extend the availability of $532.5 million (after giving effect to the commitment reductions described below) of their revolving credit commitments to May 23, 2014 (from May 23, 2012); and (ii) certain Tranche B Term Loan Lenders elected to extend the maturity of $1.415 billion in aggregate principal amount of Tranche B Term Loans to November 23, 2016 (from May 23, 2014); certain Delayed Draw I Term Loan Lenders elected to extend the maturity of $284.5 million in aggregate principal amount of Delayed Draw I Term Loans to November 23, 2016 (from May 23, 2014);  and certain Delayed Draw II Term Loan Lenders elected to extend the maturity of $207.9 million in aggregate principal amount of Delayed Draw II Term Loans to November 23, 2015 (from May 23, 2013), in each case after giving effect to the prepayments described below.

The Restated Credit Agreement provides for a 1.0% increase in the interest rate margins for all term loans that were extended pursuant to the Restated Credit Agreement (collectively, “Extended Term Loans”) and a 0.75% increase in the interest rate margins for all revolving loans with respect to which the related commitments  were extended pursuant to the Restated Credit Agreement (collectively, “Extended Revolving Loans” and, together with the Extending Term Loans, the “Extended Loans”). Borrowings for all loans bear interest at either, at the Borrower's option,  an adjusted Eurodollar rate plus a credit spread or at an alternative base rate plus a credit spread. The initial credit spread for Extended Revolving Loans will increase from 0.5% to 1.25% per annum for revolving loans accruing interest at a base rate, and 1.5% to 2.25% per annum for revolving loans accruing interest at an adjusted Eurodollar rate.  The initial credit spread for Extended Term Loans will increase from 0.75% to 1.75% per annum for term loans accruing interest at a base rate, and from 1.75% to 2.75% per annum for term loans accruing interest at an adjusted Eurodollar rate. These spreads will be reduced in certain circumstances if  LVSC's Corporate Rating is increased.

Among other amendments provided for by the Restated Credit Agreement, the Consolidated Leverage Ratio has been modified to require the Borrower to maintain, as of the last day of any fiscal quarter commencing with the fiscal quarter starting July 1, 2010, a maximum ratio of Consolidated Total Debt outstanding, including certain debt of LVSC guaranteed by the Borrower or the Guarantors, to Consolidated Adjusted EBITDA of not more than (i) 6.5 to 1.0 until the fiscal quarter ending June 30, 2011,  (ii) 6.0 to 1.0 from July 1, 2011 until the fiscal quarter ending December 31, 2011, (iii) 5.5 to 1.0 from January 1, 2012 until the fiscal quarter ending June 30, 2012 and (iv) 5.0 to 1.0 from July 1, 2012 until maturity.

Pursuant to the terms of the Amendment Agreement, $1.0 billion in aggregate principal amount of the Extended Term Loans are expected to be voluntarily prepaid in cash on or about August 18, 2010. In addition, the Revolving Commitments of all revolving lenders are expected to be reduced from $1.0 billion to $750.0 million on or about August 18, 2010.  The Amendment Agreement and the Restated Credit Agreement are expected to become effective after the paydown of the Extended Term Loans and the reduction of the Revolving Commitments and the satisfaction of certain other conditions.

Some of the lenders, agents and arrangers under the Amendment Agreement and Restated Credit Agreement and their  respective  affiliates have provided, and may  provide  in the  future,  investment  banking, commercial banking and other financial  services for LVSC and its subsidiaries in the ordinary course of  business, for which they have  received and will receive customary compensation.

ITEM 1.02  TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT.

In connection with the entry into the Amendment Agreement described above, the Amended and Restated FF&E Credit and Guaranty Agreement, dated as of August 21, 2007, by and among the Borrower, certain affiliates of the Borrower, as guarantors, the lenders party thereto, General Electric Capital Corporation, as administrative agent and collateral agent, and GE Capital Markets, Inc., as lead arranger and bookrunner (the “FF&E Agreement”), and all related security agreements will be terminated and all amounts outstanding thereunder will be repaid on or about August 18, 2010. The FF&E Agreement provided for term loan borrowings of $167.0 million, bore interest at either, at LVS’s option, an adjusted Eurodollar rate or a base rate plus a credit spread and had a maturity date of June 15, 2011.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

	Exhibit No.	Description

	99.1	Press Release, dated August 18, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  August 17, 2010

LAS VEGAS SANDS CORP.

By:	/s/ Kenneth J. Kay
Name: Kenneth J. Kay
Title: Senior Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press Release, dated August 18, 2010

5